                                                                        FOR IMMEDIATE RELEASE
                                                                                    February 1, 2007

                                                                                    Contact:
                                                                                    John B. Woodlief
                                                                                    Vice President - Finance
                                                                                    and Chief Financial Officer
                                                                                   704-372-5404

Ruddick Corporation Reports Fiscal First Quarter 2007 Results

CHARLOTTE, N.C.-February 1, 2007--Ruddick Corporation (NYSE:RDK) today reported that consolidated sales for the 2007 fiscal first quarter ended December 31, 2006 increased by 10.6% to $880.8 million from $796.6 million in the first quarter of fiscal 2006. The increase in sales during the quarter was attributable to sales increases at both the Harris Teeter supermarket subsidiary and the Company's American & Efird ("A&E") thread and technical textiles subsidiary.

In the first quarter of fiscal 2007, consolidated net income was $18.3 million, or $0.38 per diluted share, compared to $16.9 million, or $0.36 per diluted share, in the prior year's first quarter. The 8.2% increase in net earnings over the prior year was driven by operating profit increases at both operating subsidiaries.

Harris Teeter's sales increased by 11.2% to $796.3 million in the first quarter of fiscal 2007 compared to sales of $716.1 million in the first quarter of fiscal 2006.  The increase in sales was attributable to new store activity, partially offset by store closings and divestitures, and a comparable store sales increase of 3.31% for the quarter.  During the first quarter of fiscal 2007, Harris Teeter opened 5 new stores, closed 2 older stores and completed the major remodeling of 3 stores, 2 of which were expanded in size. Since the first quarter of fiscal 2006, Harris Teeter has opened 20 new stores while closing or divesting 9 stores for a net addition of 11 stores. The company operated 155 stores at December 31, 2006.

Operating profit at Harris Teeter increased by 6.3% to $35.4 million in the first quarter of fiscal 2007 as compared to $33.3 million in the prior year period.  Operating profit as a percent of sales was 4.45% in the first quarter of fiscal 2007 as compared to 4.65% in the same period last year. Operating profit was impacted by new store pre-opening costs (comprised of pre-opening rent, labor and associated fringe benefits and recruiting and relocation costs incurred prior to a new store opening) of $5.0 million (0.62% of sales) and $1.6 million (0.23% of sales) in the first quarter of fiscal 2007 and fiscal 2006, respectively.  The increase in pre-opening costs from the prior year period resulted from an accelerated new store opening program and $1.2 million of construction period rent expensed during the first quarter of fiscal 2007 as a result of the Company's accounting for construction period rents in accordance with FASB's Staff Position FAS 13-1 "Accounting for Rental Costs Incurred during a Construction Period."  Prior to the beginning of the second quarter of fiscal 2006, the Company capitalized such costs during the construction period.

Harris Teeter's operating profit increased primarily through the continued growth in total and comparable store sales as a result of net new store growth and effective retail pricing, product differentiation and targeted promotional spending programs that drove comparable store sales gains. The sales gains along with continued emphasis on operational efficiencies have provided the leverage to help offset incremental costs associated with Harris Teeter's new store development program and increased store supply costs, bank card fees and employee benefit costs.

Thomas W. Dickson, Chairman of the Board, President and Chief Executive Officer of Ruddick Corporation commented that, "We are pleased to have achieved another quarter of positive comparable store sales gains and operating profit increases at Harris Teeter.  Our comparable store sales increase improved from the prior quarter and was achieved at the same time that some of our new store openings included locations in proximity to some of our existing stores, which can cannibalize some sales but increase our overall market share. We remain committed to providing our customers the best quality, variety and selection and outstanding customer service at competitive prices that deliver significant values."

A&E sales of $84.5 million in the first quarter of fiscal 2007 increased by 5.0% from the $80.5 million in the prior year period. The increase was driven by increased sales at the majority of A&E's foreign operations and from the recent acquisition of TSP Tovarna Sukancev in Trakov d.d. in Slovenia and obtaining a majority ownership interest in two joint ventures in South Africa. Foreign sales increases were offset, in part, by a decline in domestic sales between the first quarters of fiscal 2007 and fiscal 2006. Foreign sales accounted for approximately 55% of A&E total sales for the first quarter of fiscal 2007 as compared to approximately 49% in the prior year period.

In the first quarter of fiscal 2007, A&E recorded operating profit of $0.4 million as compared to an operating loss of $1.3 million in the previous year's first fiscal quarter. First quarter operating results for fiscal 2007 improved over the prior year period for both domestic and foreign operations.

Dickson said, "We continue to make significant progress in the transformation of A&E's business. Our transformation is designed to move A&E from its dependence on the U.S. apparel industry to a company that serves its global customers in a variety of industries that utilize threads and technical textiles.  We remain committed to providing a wide range of quality products and services that create value for our customers throughout the world."

For the first three months of fiscal 2007, depreciation and amortization for the consolidated Ruddick Corporation totaled $24.0 million and capital expenditures totaled $40.6 million. During the first fiscal quarter of 2007, Harris Teeter spent $39.1 million in capital expenditures and A&E spent $1.5 million in capital expenditures. During the first quarter of fiscal 2007 Harris Teeter had a net return of $4.2 million ($1.5 million additional investments less $5.7 million received from property investment sales and partnership distributions) in connection with the development of certain of its new stores.

Harris Teeter's continued improvement in operating performance and financial position provides the flexibility to expand its store development program for new and replacement stores along with the remodeling and expansion of existing stores.  The company plans to open an additional 16 new stores (1 of which will be a replacement for an existing store) and complete the remodeling on 6 more stores during the remainder of fiscal 2007.  The new store development program for fiscal 2007 is expected to result in a 14.7% increase in retail square footage as compared to an 8.4% increase in fiscal 2006.  The Company routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest older or underperforming stores.

Harris Teeter's capital expenditures are presently planned to be approximately $214 million for fiscal 2007 and the Company's plans call for expanding Harris Teeter's Northern Virginia market.  By comparison to prior years, the Company's new store opening schedule for 2007 is more heavily weighted towards openings earlier in the year with 7 stores scheduled to open in the first half of 2007 as compared to 4 stores that opened in the first half of 2006.  Real estate development by its nature is both unpredictable and subject to external factors including weather, construction schedules and costs. Any change in the amount and timing of new store development would impact the expected capital expenditures and anticipated opening schedule.

Fiscal 2007 consolidated capital expenditures are planned to total approximately $224 million, consisting of $214 million for Harris Teeter and $10 million for A&E.  Such capital investment is expected to be financed by internally generated funds and borrowings under the Company's revolving line of credit. In the normal course of business, the Company will continue to evaluate other financing opportunities based on the Company's needs and market conditions.

The Company's management remains cautious in its expectations for the remainder of fiscal 2007 due to the intensely competitive retail grocery market and challenging textile and apparel environment.  Further operating improvement will be dependent on the Company's ability to offset increased operating costs (including pre-opening costs) with additional operating efficiencies, and to effectively execute the Company's strategic expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; changes in federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the cost and availability of energy and raw materials; the continued solvency of third parties on leases the Company guarantees; the Company's ability to recruit, train and retain effective employees; changes in labor and employer benefits costs, such as increased health care and other insurance costs; the Company's ability to successfully integrate the operations of acquired businesses; the extent and speed of successful execution of strategic initiatives; and, unexpected outcomes of any legal proceedings arising in the normal course of business. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a leading regional supermarket chain with operations in seven southeastern states and American & Efird, Inc., one of the world's largest global manufacturers and distributors of industrial sewing thread, embroidery thread and technical textiles.

 ###

Selected information regarding Ruddick Corporation and its subsidiaries is attached. For more information on Ruddick Corporation, visit our web site at:  www.ruddickcorp.com.

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

		13 Weeks Ended
	December 31,		January 1,
	2006		2006
NET SALES
Harris Teeter	$ 796,261		$ 716,122
American & Efird	84,513		80,514
Total	880,774		796,636

COST OF SALES
Harris Teeter	553,417		501,805
American & Efird	65,945		63,988
Total	619,362		565,793

GROSS PROFIT
Harris Teeter	242,844		214,317
American & Efird	18,568		16,526
Total	261,412		230,843

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Harris Teeter	207,406		180,985
American & Efird	18,164		17,857
Corporate	2,031		1,774
Total	227,601		200,616

OPERATING PROFIT (LOSS)
Harris Teeter	35,438		33,332
American & Efird	404		(1,331)
Corporate	(2,031)		(1,774)
Total	33,811		30,227

OTHER EXPENSE (INCOME)
Interest expense	4,377		3,514
Interest income	(30)		(323)
Net investment gains	(27)		(151)
Minority interest	170		92
Total	4,490		3,132

INCOME BEFORE TAXES	29,321		27,095
INCOME TAXES	11,024		10,188
NET INCOME	$ 18,297		$ 16,907

NET INCOME PER SHARE
Basic	$ 0.39		$ 0.36
Diluted	$ 0.38		$ 0.36

WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING

Basic	47,433		47,249
Diluted	47,973		47,613

DIVIDENDS DECLARED PER SHARE - Common	$ 0.11		$ 0.11

RUDDICK CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)

	December 31,	January 1,
	2006	2006
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$ 15,761	$ 18,195
Accounts Receivable, Net	103,995	94,278
Inventories	283,554	260,463
Net Current Deferred Income Tax Benefits	12,039	12,828
Prepaid and Other Current Assets	19,653	21,392
Total Current Assets	435,002	407,156

PROPERTY, NET	744,169	611,315
INVESTMENTS	105,897	84,656
GOODWILL	8,169	8,169
INTANGIBLE ASSETS	31,990	31,101
OTHER LONG-TERM ASSETS	68,124	62,093

Total Assets	$ 1,393,351	$ 1,204,490

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Notes Payable	11,217	9,464
Current Portion of Long-Term Debt	9,456	10,601
Accounts Payable	184,246	168,075
Federal and State Income Taxes	7,524	12,923
Accrued Compensation	29,153	26,080
Other Current Liabilities	75,252	59,437
Total Current Liabilities	316,848	286,580

LONG-TERM DEBT	248,562	154,997
NET LONG-TERM DEFERRED INCOME TAX LIABILITIES	6,975	8,980
PENSION LIABILITIES	52,744	70,598
OTHER LONG-TERM LIABILITIES	73,591	63,385
MINORITY INTEREST	7,095	6,073

SHAREHOLDERS' EQUITY
Common Stock	73,835	63,943
Retained Earnings	647,455	594,614
Accumulated Other Comprehensive Income (Loss)	(33,754)	(44,680)
Total Shareholders' Equity	687,536	613,877

Total Liabilities and Shareholders' Equity	$ 1,393,351	$ 1,204,490

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
		13 Weeks Ended
	December 31,		January 1,
	2006		2006
CASH FLOW FROM OPERATING ACTIVITIES
Net Income	$ 18,297		$ 16,907
Non-Cash Items Included in Net Income
Depreciation and Amortization	24,006		21,439
Deferred Income Taxes	(4,314)		(4,273)
Net Loss on Sale of Property	81		116
Impairment Losses	-		1,180
Share-Based Compensation	926		503
Other, Net	1,007		(97)
Changes in Operating Accounts Utilizing Cash	(29,690)		(28,647)
NET CASH PROVIDED BY OPERATING ACTIVITIES	10,313		7,128

INVESTING ACTIVITIES
Capital Expenditures	(40,633)		(36,494)
Purchase of Other Investments	(1,512)		(9,575)
Proceeds from Sale of Property and Partnership Distributions	6,224		8,970
Proceeds from Sale of Temporary Investments	-		16,859
Purchase of Temporary Investments	-		(3,930)
Company-Owned Life Insurance, Net	(1,769)		(1,928)
Other, Net	(1,423)		(401)
NET CASH USED IN INVESTING ACTIVITIES	(39,113)		(26,499)

FINANCING ACTIVITIES
Net Proceeds from (Payments on) Short-Term Borrowings	955		(1,203)
Net Proceeds from Revolver Borrowings	17,500		-
Proceeds from Issuance of Long-Term Debt	-		2,427
Payments on Long-Term Debt	(186)		(274)
Dividends Paid	(5,264)		(5,246)
Proceeds from Stock Issued	1,580		798
Share-Based Compensation Tax Benefits	1,025		54
Purchase and Retirement of Common Stock	-		(7,899)
Other, Net	(237)		(276)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	15,373		(11,619)

DECREASE IN CASH AND CASH EQUIVALENTS	(13,427)		(30,990)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	29,188		49,185

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$ 15,761		$ 18,195

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid During the Period for:
Interest	$ 4,206		$ 3,380
Income Taxes	$ 622		$ 6,603
Non-Cash Activity:
Assets Acquired Under Capital Leases	$ 2,975		$ -

RUDDICK CORPORATION
OTHER STATISTICS
December 31, 2006
(dollars in millions)

				Consolidated
	Harris	American		Ruddick
	Teeter	& Efird	Corporate	Corporation

Depreciation and Amortization:
1st Quarter	$ 19.1	$ 4.7	$ 0.2	$ 24.0

Capital Expenditures:
1st Quarter	$ 39.1	$ 1.5	$ -	$ 40.6

Purchase of Other Investment Assets:
1st Quarter	$ 1.5	$ -	$ -	$ 1.5

Harris Teeter Store Count:				Quarter

Beginning number of stores				152
Opened during the period				5
Closed during the period				(2)
Stores in operation at end of period				155

				Quarter

Harris Teeter Comparable Store Sales Increase				3.31%

Definition of Comparable Store Sales:

Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month  in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store with the intention of closing the existing store is included as a replacement store in the comparable store sales measure as if it were the same store, but only if, in fact, the existing store is concurrently closed. Sales increases from remodeled and expanded existing comparable stores are included in the calculations of comparable store sales.